EXHIBIT 16.1

July 29, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-6561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 29, 2013 of All In Blind, Inc. and are in agreement with the statements contained therein, except for all of paragraph 2, for which we have no basis to agree or disagree with the statements of the registrant contained therein.

Respectfully,

/s/ Sam Kan & Company

Sam Kan & Company